Exhibit  23-2

ARMANDO C. IBARRA
Certified Public Accountants A Professional Corporation
Members of the California Society of Certified Public Accountants Members of the American Institute of Certified Public Accountants Registered with the Public Company Accounting Oversight Board

August 5,2005

To Whom It May Concern:

The firm of Arrnando C. Ibarra, Certified Public Accountants, consents to the inclusion of our report of May 25, 2005, on the audited financial statements of Frezer, Inc. (A Development Stage Company) as of May 20, 2005, in the form 10-SB, as amended, with the U.S. Securities and Exchange Commission or other regulatory agency.

Very truly yours,

/s/Armando C. Ibarra

ARMANDO C. IBARRA, C.P.A

371 E. Street, Chula Vista, CA 91910

Tel: (619)  422-1348 Fax; (619) 4224465